Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES

QUARTERLY DISTRIBUTION TO $0.81

HOUSTON, April 19, 2006 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.81 ($3.24 annualized) from $0.80 per unit.  Payable on May 15, 2006, to unitholders of record as of April 28, 2006, the distribution represents a 7 percent increase over the first quarter 2005 cash distribution per unit of $0.76 ($3.04 annualized). This is the 14th consecutive quarter in which KMP has increased the distribution and the 27th increase out of 36 quarters since current management took over in February of 1997.

KMP reported a 10 percent increase in first quarter net income to $246.7 million, or $0.53 per unit, compared to $223.6 million, or $0.54 per unit, in the first quarter of 2005. Before certain items in the first quarter of 2005, KMP recorded net income of $250.7 million, or $0.67 per unit.

Chairman and CEO Richard D. Kinder said, “Overall, KMP had a very solid first quarter, led by an outstanding performance from our Natural Gas Pipelines business and strong results from the Terminals segment. In total, first quarter segment earnings before DD&A were $481.1 million, approximately 8 percent better than the $446.4 million recorded in the first quarter of 2005. Our success was attributable to both internal growth and contributions from acquisitions. It was also our best quarter ever for developing projects and positioning the company for future growth, as we announced a number of strategic expansions, acquisitions and new projects designed to enable KMP to capitalize on growing trends in the energy industry.  Many of these trends are being driven by shifting sources of supply and are detailed elsewhere in this release.”

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KMP – Q1 Earnings

Overview of Business Segments

The Products Pipelines segment produced first quarter earnings before DD&A of $125.9 million, up slightly from the comparable period a year ago. “While this segment’s results were below our plan for the quarter, the principal contributing factor was approximately $5 million in environmental expense,” Kinder explained. “Low demand for propane on the North System due to warm weather also impacted segment earnings.  Highlights included an outstanding performance by CALNEV – the pipeline system that delivers gasoline, jet fuel and diesel to the Las Vegas market – which produced record quarterly revenues and volumes, and good results from the Southeast Terminals.”

Total refined products revenues increased by 5.5 percent quarter over quarter and volumes were up 0.8 percent.  Volumes on CALNEV were up 11.8 percent attributable to strong demand this quarter and service interruptions that resulted from storms in the same period last year. Pacific volumes were up 2.5 percent.  Gasoline volumes for all pipelines in this segment were up 2.5 percent quarter over quarter. Diesel and jet fuel volumes were robust on both the CALNEV and Pacific systems, but down significantly on Plantation due principally to warmer than normal winter weather. NGL segment volumes were down about 2 percent for the quarter.

The Federal Energy Regulatory Commission recently set the oil pipeline rate index that will apply beginning July 1, 2006, at PPI plus 1.3 percent, which will positively impact this segment beginning in the third quarter.

The Natural Gas Pipelines segment delivered an increase of 16 percent in first quarter earnings before DD&A to $143.5 million versus $123.7 million for the same period in 2005. This segment substantially outperformed expectations, as its published annual budget calls for virtually flat earnings growth this year. “Growth for the quarter was driven by an outstanding performance from the Texas Intrastate Pipeline Group, strong operations at Red Cedar and Casper-Douglas, and good results from TransColorado,” Kinder said.

The Texas Intrastate Pipeline Group generated over half of this segment’s first quarter earnings before DD&A, with higher transportation, sales and storage margins compared to the comparable period in 2005.

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KMP – Q1 Earnings

The CO2 segment produced first quarter earnings before DD&A of $121.7 million, down slightly from the first quarter a year ago and just below plan for the quarter. Highlights included record quarterly production volumes from the McElmo Dome source field of over 1 billion cubic feet per day (Bcf/d), record delivery volumes on the Cortez Pipeline of over 1 Bcf/d and good results from the Yates Field.

Average oil production increased by almost 4 percent quarter over quarter at Yates to 25.0 thousand barrels per day (MBbl/d), but decreased by over 7 percent at the SACROC Unit to 31.3 MBbl/d. For the year, Yates is expected to exceed its budgeted average oil production of 24.6 MBbl/d by about 1 MBbl/d.  At SACROC, however, oil production is expected to average about 3 to 4 MBbl/d less for the year than its budget. The decline in production at SACROC is specific to one section that is underperforming, while the rest of the field is at or above expectations.

“As a result of this projected shortfall at SACROC, we expect the CO2 segment to underperform its annual published budget of segment earnings before DD&A by about 8 percent, or approximately $45 million,” Kinder said. “Across KMP, we outperformed our internal plan in the first quarter, and we will work hard to make up the remaining shortfall in the last three quarters of 2006. While there are no guarantees that we will be able to make up the deficit, we are still hopeful to meet our 2006 target for cash distributions of $3.28 per unit at this time.”

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $30.47 for the quarter, and the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $41.35. NGL sales volumes declined by 4 percent quarter over quarter.

The Terminals segment reported a 21 percent increase in first quarter earnings before DD&A to almost $90 million, compared to $74.2 million for the same period a year ago. “Growth in this segment was driven primarily by acquisitions,” Kinder said.  This segment

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KMP – Q1 Earnings

benefited from record volumes of steel imports at its Fairless Hills terminal in Pennsylvania and record volumes of fertilizer imports at its Port Sutton and Elizabeth River facilities in Florida and Virginia, respectively.

Liquids throughput was down, particularly at the Pasadena terminal on the Houston Ship Channel, due to the continued shutdown of a Texas refinery.

Outlook

KMP previously announced that it expects to declare cash distributions of $3.28 per unit for 2006. These expectations do not include any impact from rate reductions due to the SFPP rate case, which the company now estimates will be approximately $20 million in 2006. Notwithstanding this impact, and the shortfall in SACROC volumes described in the CO2 segment, KMP is still hopeful it will declare cash distributions of $3.28 per unit for 2006.

Other News

Natural Gas Pipelines

•

KMP and its partner Sempra Energy are moving forward on the $4.4 billion Rockies Express Pipeline project after obtaining binding commitments from creditworthy shippers for all 1.8 billion cubic feet (Bcf) of transportation capacity on the 1,323-mile pipeline that will move natural gas from the Rocky Mountain Region to the eastern United States.  Interim service has begun on the western portion of the Entrega Pipeline (Meeker, Colo., to Wamsutter, Wyo.). Construction on the remainder of Entrega (Wamsutter to Cheyenne, Wyo.) is scheduled to begin this summer and the pipeline is expected to be in service by Jan. 1, 2007. Entrega recently merged with and will be known moving forward as part of the Rockies Express Pipeline.  Service on the 710-mile segment of Rockies Express from Cheyenne to eastern Missouri is scheduled to commence on Jan. 1, 2008, and the entire project is expected to be completed by June 2009, subject to regulatory approvals.

•

KMP has already ordered almost all of the pipe and compression required for Rockies Express and the $500 million Kinder Morgan Louisiana Pipeline at fixed prices consistent with project budgets.

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KMP – Q1 Earnings

•

The Texas Intrastate Pipeline Group has entered into a long-term agreement to provide Centerpoint with natural gas transportation and storage services. Centerpoint owns Houston’s largest local distribution company and has contracted for 1 Bcf of transportation capacity and 16 Bcf of storage, beginning April 2007.

Products Pipelines

•

The pipeline portion of the $210 million East Line expansion has been completed and the new breakout tank farm near El Paso, Texas, is scheduled to be in service around June 1. This project will significantly increase pipeline transportation capacity for refined petroleum products between El Paso and Phoenix, Ariz.

•

KMP will invest approximately $25 million to expand the CALNEV pipeline system and increase transportation capacity for gasoline, jet fuel and diesel to the Las Vegas market to 156,000 barrels per day (bpd) by the fourth quarter of 2007. KMP is also exploring a $300 to $400 million future expansion that would increase capacity on the pipeline to approximately 220,000 bpd by 2010.

CO2

•

KMP purchased various oil and gas properties in the Permian Basin in April from Journey. Following the completion of technical evaluations to confirm the potential the company believes exists for enhanced oil recovery, KMP plans to utilize CO2 injection to increase oil production at some of these properties.  The purchase price and subsequent investment to develop the properties is expected to be approximately $115 million, but KMP intends to divest of some of the assets it acquired from Journey as they are not candidates for enhanced oil recovery, thereby reducing its net investment.

Terminals

•

KMP entered into a long-term agreement in March for the handling of imported coal with Drummond Coal Sales, Inc. to support a $70 million expansion at its Pier IX Terminal in Newport News, Va. The project is expected to increase throughput at the facility by about 30 percent and is scheduled to be completed in the first quarter of 2008.

•

KMP acquired three terminals in April for approximately $63 million. The purchase includes a high-volume rail ethanol terminal in southern California, a rail terminal at the Port of Houston that will handle both bulk and liquids products, and a facility on the Houston Ship Channel that will load and store steel products.

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KMP – Q1 Earnings

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.81 distribution ($3.24 annualized), payable on May 15, 2006, to shareholders of record as of April 28, 2006. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America and owns or operates more than 27,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels/day of gasoline and other petroleum products and up to 9 billion cubic feet/day of natural gas, and its terminals handle over 80 million tons of coal and other bulk materials annually and have a liquids storage capacity of about 70 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation, storage and distribution companies in North America. Combined, the two companies have an enterprise value of more than $35 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, April 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset.  We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in

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KMP – Q1 Earnings

consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Mar. 31
	2006	2005

Revenues	$2,391,601	$1,971,932

Costs and Expenses
Operating expenses	1,901,536	1,518,250
Depreciation, depletion and amortization	92,721	85,027
General and administrative	60,883	73,852
Taxes, other than income taxes	31,267	25,826
	2,086,407	1,702,955
Operating Income	305,194	268,977

Other Income/(Expense)
Earnings from equity investments	24,721	26,072
Amortization of excess cost of equity investments	(1,414)	(1,417)
Interest, net	(75,706)	(58,727)
Other, net	1,775	(1,321)
Minority interest	(2,370)	(2,388)
Income before income taxes	252,200	231,196
Income tax expense	(5,491)	(7,575)

Net Income	$246,709	$223,621

Calculation of Limited Partners' Interest in Net Income:
Net Income	$246,709	$223,621
Less: General Partner's Interest in Net Income	(129,528)	(111,727)
Limited Partners' Net Income	$117,181	$111,894

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.53	$0.54

Number of Units Used in Computation	221,080	207,584

Additional per unit information:

Net Income	$0.53	$0.54
Depreciation, depletion and amortization	0.43	0.42
Sustaining capital expenditures (1)	(0.12)	(0.12)
Net income before DD&A, less sustaining capex	$0.84	$0.84
Declared distribution	$0.81	$0.76

Sustaining Capex	25,665	24,209

(1) Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of an asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Mar. 31
	2006	2005
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$125,895	$125,602
Natural Gas Pipelines	143,532	123,687
CO2	121,668	122,858
Terminals	89,969	74,205
Total	$481,064	$446,352

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$21,083	$20,238
Natural Gas Pipelines	16,002	14,827
CO2	39,776	39,206
Terminals	17,274	12,173
Total	$94,135	$86,444

Segment Earnings Contribution:
Products Pipelines	$104,812	$105,364
Natural Gas Pipelines	127,530	108,860
CO2	81,892	83,652
Terminals	72,695	62,032
General and Administrative	(60,883)	(46,430)
Interest, net	(76,967)	(60,047)
Minority Interest	(2,370)	(2,388)
Certain Items:
General and Administrative - Settlements	-	(27,422)
Net income	$246,709	$223,621
Less: General Partner's Interest in Net Income	(129,528)	(111,727)
Limited Partners' Net Income	$117,181	$111,894

Net income before certain items	246,709	250,740
Less: General Partner's Interest in Net Income before certain items	(129,528)	(111,997)
Limited Partners' Net Income before Certain Items	117,181	138,743
Depreciation, depletion and amortization	94,135	86,444
Sustaining capital expenditures	(25,665)	(24,209)
DCF before certain items	185,651	200,978

Net income/unit before certain items	$0.53	$0.67
DCF/unit before certain items	$0.84	$0.97
Number of Units Used in Computation	221,080	207,584

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Mar. 31
	2006	2005
Products Pipelines
Gasoline	111.6	108.9
Diesel	38.7	40.2
Jet Fuel	29.5	29.3
Total Refined Product Volumes (MMBbl)	179.8	178.4
NGL's	9.8	9.6
Total Delivery Volumes (MMBbl) (1)	189.6	188.0

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	336.6	338.0
Sales Volumes (Bcf)	223.5	226.6

CO2
Delivery Volumes (Bcf) (3)	172.4	169.9
Sacroc Oil Production (MBbl/d) (4)	31.3	33.8
Sacroc Oil Production - Net (MBbl/d) (5)	26.1	28.1
Yates Oil Production (MBbl/d) (4)	25.0	24.1
Yates Oil Production - Net (MBbl/d) (5)	11.1	10.7
NGL Sales Volumes (MBbl/d) (6)	9.3	9.7
Realized Weighted Average Oil Price per Bbl (7) (8)	$30.47	$28.81
Realized Weighted Average NGL Price per Bbl (8)	$41.35	$33.97

Terminals
Liquids Leaseable Capacity (MMBbl)	42.8	36.6
Liquids Utilization %	97.8%	96.7%
Bulk Transload Tonnage (MMtons)	22.0	23.1

(1)

Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan's net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	March 31, 2006	December 31, 2005
ASSETS

Cash and cash equivalents	$33	$12
Other current assets	1,006	1,203
Property, Plant and Equipment, net	9,211	8,865
Investments	435	419
Deferred charges and other assets	1,336	1,424
TOTAL ASSETS	$12,021	$11,923

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$-	$-
Other current liabilities	1,482	1,809
Long-term debt	5,705	5,221
Market value of interest rate swaps	10	98
Other	1,206	1,139
Minority interest	131	42
Partners' Capital
Accumulated Other Comprehensive Loss	(1,196)	(1,080)
Other Partners' Capital	4,683	4,694
Total Partners' Capital	3,487	3,614
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$12,021	$11,923

Total Debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$5,672	$5,209
Total Capitalization (Excl. Accum. OCI)	$10,486	$9,945
Debt to Total Capitalization	54.1%	52.4%